NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS FOURTH QUARTER AND FULL-YEAR 2016 RESULTS

•	Fourth Quarter Net Income of $13.7 million, or $0.30 per diluted share

•	Fourth Quarter Adjusted Net Income of $10.7 million, or $0.23 per diluted share

•	Fourth Quarter Adjusted EBITDA of $36.5 million

HOUSTON, February 28, 2017 - Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the fourth quarter and year ended December 31, 2016.
Par Pacific reported net income of $13.7 million, or $0.30 per diluted share, for the fourth quarter ended
December 31, 2016, compared to a net loss of $66.8 million, or $(1.72) per diluted share, for the same quarter in 2015. Fourth quarter 2016 Adjusted EBITDA was $36.5 million, compared to Adjusted EBITDA of $22.8 million in the fourth quarter of 2015. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

For the year ended December 31, 2016, Par Pacific reported a net loss of $45.8 million, or $(1.08) per diluted share, compared to a net loss of $39.9 million, or $(1.06) per diluted share, for 2015. Full-year Adjusted EBITDA was $33.4 million for 2016, compared to $110.4 million for 2015.

"Par Pacific had strong operating performance in the fourth quarter with solid execution by our team in all business segments. The improved Mid Pacific Index and robust sales in Hawaii led to excellent financial results. I am pleased with the integration and progress in Wyoming and look forward to our first full year operating in the region,” said William Pate, Par Pacific's President and Chief Executive Officer.

Refining
The Refining segment had operating income of $27.4 million for the fourth quarter of 2016, compared to an operating loss of $6.4 million for the fourth quarter of 2015. Adjusted Gross Margin for the Refining segment was $58.1 million in the fourth quarter of 2016, compared to $44.5 million in the fourth quarter of 2015.

Refining Adjusted EBITDA was approximately $30.5 million in the fourth quarter of 2016, compared to Refining Adjusted EBITDA of $22.5 million in the fourth quarter of 2015, primarily related to higher utilization and better margins.

Hawaii Refinery
The combined Mid Pacific Index was $8.48/bbl in the fourth quarter of 2016, compared to $8.25/bbl in the fourth quarter of 2015. Fourth quarter 2016 Hawaii refinery throughput was 75 thousand barrels per day (Mbpd), or 80% utilization. This compares to 80 Mbpd throughput for the same period in 2015. Production costs were $3.07 per throughput barrel in the fourth quarter of 2016, compared to $3.51 per throughput barrel in the same period in 2015.

Wyoming Refinery
During the fourth quarter of 2016, the Wyoming 3-2-1 Index averaged $13.69/bbl. The Wyoming refinery's throughput was 15 Mbpd in the fourth quarter. Production costs were $3.86 per throughput barrel in the fourth quarter of 2016.

Retail
The Retail segment reported operating income of $5.1 million in the fourth quarter of 2016, compared to $5.7 million in the fourth quarter of 2015. Adjusted Gross Margin for the Retail segment was $16.7 million in the fourth quarter of 2016, compared to $17.6 million in the same quarter of 2015. Retail Adjusted EBITDA was $6.5 million in the fourth quarter of 2016, compared to $7.4 million in the fourth quarter of 2015. Retail sales volumes were 22.1 million gallons in the fourth quarter of 2016, compared to 22.6 million gallons in the same quarter of 2015.

Logistics
The Logistics segment, which consists primarily of intercompany transactions, generated operating income of $8.5 million in the fourth quarter of 2016, compared to $5.6 million for the fourth quarter of 2015. The Wyoming refinery acquisition contributed approximately $0.2 million of operating income to the logistics segment. Adjusted Gross Margin for the Logistics segment was $12.4 million in the fourth quarter of 2016, compared to $7.8 million in the same period last year. Logistics Adjusted EBITDA was $10.0 million in the fourth quarter of 2016, compared to $6.4 million in the fourth quarter of 2015.

Laramie Energy
Equity losses from Laramie Energy, LLC ("Laramie") in the fourth quarter of 2016 were approximately $7.2 million, compared to equity losses of $49.9 million in the fourth quarter of 2015. Fourth quarter 2016 earnings attributable to Par Pacific's 42.3% ownership interest in Laramie included approximately $7.4 million in unrealized losses on derivative instruments and approximately $3.6 million in depreciation, depletion and amortization expense.

Laramie averaged 137 million cubic feet equivalent per day (MMcfed) of production during the fourth quarter of 2016 and exited the year with daily production of 140 MMcfed. During the fourth quarter of 2016, Laramie commenced a one rig drilling program and anticipates adding a second rig in the first half of 2017.

Liquidity
Net cash used in operations totaled $15.8 million for the year ended December 31, 2016, compared to net cash provided by operations of $132.4 million in 2015. Net cash used in operations for the year ended December 31, 2016 included deferred turnaround expenditures of $32.7 million related to the Hawaii refinery turnaround. At December 31, 2016, Par Pacific's cash balance totaled $47.8 million, long-term debt totaled $370.4 million (including current maturities), and total liquidity was $92.1 million.

Conference Call Information
A conference call is scheduled for Wednesday, March 1, 2017 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the company's website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available until March 15, 2017 and may be accessed by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13654042#.

About Par Pacific
Par Pacific Holdings, Inc., based in Houston, Texas, owns, manages and maintains interests in energy and infrastructure businesses. Par Pacific’s strategy is to identify, acquire and operate energy and infrastructure companies with attractive competitive positions. Par Pacific owns and operates one of the largest energy infrastructure networks in Hawaii with a 94,000-bpd refinery, a logistics network supplying the major islands of the state and 90 retail locations. In Wyoming, Par Pacific owns a refinery and associated logistics network in a niche market. Par Pacific also owns 42.3% of Laramie Energy, LLC which has natural gas operations and assets concentrated in the Piceance Basin in Western Colorado. In addition, Par Pacific transports, markets and distributes crude oil from the Western United States and Canada to refining hubs in the Midwest, Gulf Coast and East Coast. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; expected refinery throughput; the anticipated timing, expense, scope and duration of remaining work associated with the consent decree; anticipated capital expenditures, including major maintenance costs; anticipated retail sales volumes and on-island sales; estimated cash flows, cost savings, and margin growth related to Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards on them; the uncertainty inherent in estimating natural gas and oil reserves; our ability to identify, acquire and operate energy and infrastructure companies with attractive competitive positions; the anticipated savings and other benefits of the acquisition of the Wyoming Refining Company; the anticipated financial and operating results of the Wyoming Refining Company and the effect on the Company’s cash flows, profitability, and earnings per share; and other risks and uncertainties detailed in Par Pacific's Annual Report on Form 10-K for the year ended December 31, 2016 and any other documents that Par Pacific has filed with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Christine Coy Laborde
Director, Investor Relations & Public Affairs
(832) 916-3396
claborde@parpacific.com

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues	$563,136	$443,464	$1,865,045	$2,066,337
Operating expenses
Cost of revenues (excluding depreciation)	469,992	399,678	1,636,339	1,787,368
Operating expense (excluding depreciation)	40,878	33,540	166,069	136,338
Lease operating expense	13	669	147	5,283
Depreciation, depletion and amortization	11,778	7,066	31,617	19,918
Impairment expense	—	—	—	9,639
General and administrative expense	10,419	12,393	42,073	44,271
Acquisition and integration expense	1,731	195	5,294	2,006
Total operating expenses	534,811	453,541	1,881,539	2,004,823
Operating income (loss)	28,325	(10,077)	(16,494)	61,514
Other income (expense)
Interest expense and financing costs, net	(6,555)	(4,387)	(28,506)	(20,156)
Loss on termination of financing agreements	—	(440)	—	(19,669)
Other expense, net	(158)	(92)	(98)	(291)
Change in value of common stock warrants	(515)	(932)	2,962	(3,664)
Change in value of contingent consideration	17	229	10,770	(18,450)
Equity losses from Laramie Energy, LLC	(7,222)	(49,852)	(22,381)	(55,983)
Total other income (expense), net	(14,433)	(55,474)	(37,253)	(118,213)
Income (loss) before income taxes	13,892	(65,551)	(53,747)	(56,699)
Income tax benefit (expense)	(205)	(1,285)	7,912	16,788
Net income (loss)	$13,687	$(66,836)	$(45,835)	$(39,911)

Weighted average shares outstanding
Basic	45,396	38,800	42,349	37,678
Diluted	45,426	38,800	42,349	37,678

Income (loss) per share
Basic	$0.30	$(1.72)	$(1.08)	$(1.06)
Diluted	$0.30	$(1.72)	$(1.08)	$(1.06)

Balance Sheet Data

	December 31, 2016	December 31, 2015
Balance Sheet Data
Cash and cash equivalents	$47,772	$167,788
Working capital (deficit) (1)	(7,143)	9,924
Debt, including current portion	370,396	165,212
Total stockholders' equity	368,909	340,611
________________________________________

(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics
The following table summarizes certain operational data:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total Refining Segment
Feedstocks Throughput (Mbpd) (1)	90.0	80.0	86.0	77.3
Refined product sales volume (Mbpd) (1)	91.0	76.2	90.6	76.8

Hawaii Refinery
Feedstocks Throughput (Mbpd)	74.9	80.0	70.2	77.3
Source of Crude Oil:
North America	51.4%	50.7%	41.7%	47.7%
Asia	22.9%	40.3%	30.0%	33.0%
Africa	15.1%	2.6%	13.7%	8.3%
Latin America	6.7%	2.9%	3.9%	8.0%
Middle East	3.9%	—%	10.7%	2.1%
Europe	—%	3.5%	—%	0.9%
Total	100.0%	100.0%	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	28.0%	27.0%	26.8%	26.2%
Distillate	45.0%	43.7%	44.7%	44.1%
Fuel oils	22.3%	21.6%	20.1%	22.0%
Other products	1.4%	4.9%	4.8%	4.7%
Total yield	96.7%	97.2%	96.4%	97.0%

Refined product sales volume (Mbpd)
On-island sales volume	62.9	62.0	61.7	62.4
Exports sale volume	12.0	14.2	12.5	14.4
Total refined product sales volume	74.9	76.2	74.2	76.8

4-1-2-1 Singapore Crack Spread (2) ($ per barrel)	$6.03	$5.44	$3.74	$6.88
4-1-2-1 Mid Pacific Crack Spread (2) ($ per barrel)	7.00	6.50	4.96	8.31
Mid Pacific Crude Oil Differential (3) ($ per barrel)	(1.48)	(1.75)	(2.01)	(1.50)
Operating income (loss) per bbl ($/throughput bbl)	4.03	1.37	(0.43)	2.55
Adjusted Gross Margin per bbl ($/throughput bbl) (4)	7.26	6.05	4.49	6.82
Production costs per bbl ($/throughput bbl) (5)	3.07	3.51	3.72	3.54
DD&A per bbl ($/throughput bbl)	0.66	0.55	0.45	0.34

Wyoming Refinery
Feedstocks Throughput (Mbpd) (1)	15.1	—	15.8	—

Yield (% of total throughput)
Gasoline and gasoline blendstocks	56.1%	—%	56.0%	—%
Distillate	39.1%	—%	39.3%	—%
Fuel oils	2.1%	—%	1.9%	—%
Other products	0.9%	—%	1.0%	—%
Total yield	98.2%	—%	98.2%	—%

Refined product sales volume (Mbpd) (1)	16.1	—	16.4	—

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Wyoming Refinery (continued)
Wyoming 3-2-1 Index (6) ($ per barrel)	$13.69	$—	$16.27	$—
Operating income (loss) per bbl ($/throughput bbl)	(0.23)	—	1.20	—
Adjusted Gross Margin per bbl ($/throughput bbl) (4)	5.85	—	8.78	—
Production costs per bbl ($/throughput bbl) (5)	3.86	—	4.93	—
DD&A per bbl ($/throughput bbl)	2.42	—	2.25	—

Retail Segment
Retail sales volumes (thousands of gallons)	22,090	22,615	90,941	80,649

Logistics Segment
Pipeline throughput (Mbpd) (7)
Crude oil pipelines	87.9	79.3	87.3	77.7
Refined product pipelines	83.5	68.2	85.8	68.9
Total pipeline throughput	171.4	147.5	173.1	146.6
________________________________________

(1)
Feedstocks throughput and sales volumes per day for the Wyoming refinery are calculated based on the 171 day period for which we owned Wyoming Refining in 2016.  As such, the amounts for the total refining segment represent the sum of the Hawaii refinery's throughput or sales volumes averaged over the respective period plus the Wyoming refinery's throughput or sales volumes averaged over the period from July 14, 2016 to December 31, 2016.

(2)
The profitability of our Hawaii business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest liquid market alternatives to source refined products for Hawaii. We believe the Singapore and Mid Pacific crack spreads (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflect a market indicator for our Hawaii refinery operations. The Mid Pacific crack spread is calculated using a ratio of 80% Singapore and 20% San Francisco indexes.

(3)
Weighted-average differentials, excluding shipping costs, of a blend of crudes with an API of 31.98 and sulfur weight percentage of 0.65% that is indicative of our typical crude oil mix quality compared to Brent crude.

(4)	Please see discussion of Adjusted Gross Margin below. We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput.

(5)
Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries including personnel costs, repair and maintenance costs, insurance, utilities and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our consolidated statement of operations, which also includes costs related to our bulk marketing operations.

(6)
The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the best market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillate (ultra-low sulfur diesel) as created from three barrels of West Texas Intermediate Crude. Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.

(7)
The 2016 amounts for the total logistics segment represent the sum of the pipeline throughput in Hawaii averaged over the year plus the pipeline throughput in Wyoming averaged over for the period from July 14, 2016 to December 31, 2016.

Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), depreciation, depletion and amortization, impairment expense, inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase obligation, and purchase price allocation adjustments) and unrealized gains (losses) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) less inventory valuation adjustments and unrealized gains (losses) on derivatives. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our RINS obligations and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gains (losses) on derivatives and inventory valuation adjustments that we exclude from Adjusted Gross Margin.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreement and lower of cost or net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended December 31, 2016	Refining	Logistics	Retail
Operating income	$27,427	$8,465	$5,062
Operating expense (excluding depreciation)	27,671	2,333	10,232
Depreciation, depletion and amortization	7,916	1,563	1,442
Inventory valuation adjustment	516	—	—
Unrealized gain on derivatives	(5,399)	—	—
Adjusted Gross Margin	$58,131	$12,361	$16,736

Three months ended December 31, 2015	Refining	Logistics	Retail
Operating income (loss)	(6,387)	5,594	5,703
Operating expense (excluding depreciation)	21,990	1,394	10,156
Depreciation, depletion and amortization	4,066	850	1,746
Inventory valuation adjustment	18,568	—	—
Unrealized loss (gain) on derivatives	6,282	—	—
Adjusted Gross Margin	$44,519	$7,838	$17,605

Year ended December 31, 2016	Refining	Logistics	Retail
Operating income (loss)	$(7,840)	$21,422	$22,194
Operating expense (excluding depreciation)	112,724	11,239	41,291
Depreciation, depletion and amortization	17,565	4,679	6,372
Inventory valuation adjustment	29,056	—	—
Unrealized loss (gain) on derivatives	(12,438)	—	—
Adjusted Gross Margin	$139,067	$37,340	$69,857

Year ended December 31, 2015	Refining	Logistics	Retail
Operating income (loss)	$71,823	$25,461	$27,575
Operating expense (excluding depreciation)	95,588	5,433	35,317
Depreciation, depletion and amortization	9,522	3,117	5,421
Impairment expense	—	—	—
Inventory valuation adjustment	5,178	—	—
Unrealized loss on derivatives	10,284	—	—
Adjusted Gross Margin	$192,395	$34,011	$68,313

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, impairment expense, acquisition and integration expense, unrealized (gains) losses on derivatives, inventory valuation adjustment, loss on termination of financing agreements and an increase in (release of) tax valuation allowance. Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest, taxes, DD&A and equity earnings (losses) from Laramie Energy. We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:

•	The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.

The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss)	$13,687	$(66,836)	$(45,835)	$(39,911)
Inventory valuation adjustment	516	19,586	25,101	6,689
Unrealized loss (gain) on derivatives	(5,737)	6,110	(12,034)	10,896
Acquisition and integration expense	1,731	195	5,294	2,006
Loss on termination of financing agreements	—	440	—	19,669
Increase in (release of) tax valuation allowance (1)	—	1,531	(8,573)	(16,759)
Change in value of common stock warrants	515	932	(2,962)	3,664
Change in value of contingent consideration	(17)	(229)	(10,770)	18,450
Impairment expense	—	—	—	9,639
Adjusted Net Income (Loss)	10,695	(38,271)	(49,779)	14,343
Depreciation, depletion and amortization	11,778	7,066	31,617	19,918
Interest expense and financing costs, net	6,555	4,387	28,506	20,156
Equity losses from Laramie Energy, LLC	7,222	49,852	22,381	55,983
Income tax expense (benefit)	205	(246)	661	(29)
Adjusted EBITDA	$36,455	$22,788	$33,386	$110,371
____________________________________________________

(1)	Included in Income tax benefit (expense) on our Consolidated Statements of Operations.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Adjusted Net Income (Loss) per share
Basic	$0.23	$(0.99)	$(1.18)	$0.38
Diluted	$0.23	$(0.99)	$(1.18)	$0.38

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as operating income (loss) by segment excluding unrealized (gains) losses on derivatives, inventory valuation adjustment, and depreciation, depletion and amortization expense. We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure or historical cost basis.
The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

	Three Months Ended December 31, 2016
	Refining	Logistics	Retail
Operating income by segment	$27,427	$8,465	$5,062
Depreciation, depletion and amortization	7,916	1,563	1,442
Inventory valuation adjustment	516	—	—
Unrealized gain on derivatives	(5,399)	—	—
Adjusted EBITDA	$30,460	$10,028	$6,504

	Three Months Ended December 31, 2015
	Refining	Logistics	Retail
Operating income (loss) by segment	(6,387)	5,594	5,703
Depreciation, depletion and amortization	4,066	850	1,746
Inventory valuation adjustment	18,568	—	—
Unrealized loss on derivatives	6,282	—	—
Adjusted EBITDA	$22,529	$6,444	$7,449

	Year Ended December 31, 2016
	Refining	Logistics	Retail
Operating income (loss) by segment	$(7,840)	$21,422	$22,194
Depreciation, depletion and amortization	17,565	4,679	6,372
Inventory valuation adjustment	29,056	—	—
Unrealized gain on derivatives	(12,438)	—	—
Adjusted EBITDA	$26,343	$26,101	$28,566

	Year Ended December 31, 2015
	Refining	Logistics	Retail
Operating income by segment	$71,823	$25,461	$27,575
Depreciation, depletion and amortization	9,522	3,117	5,421
Inventory valuation adjustment	5,178	—	—
Unrealized loss on derivatives	10,284	—	—
Adjusted EBITDA	$96,807	$28,578	$32,996